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                                                                 Exhibit (d)(12)

                       LOOMIS SAYLES STRATEGIC INCOME FUND

         AGREEMENT made as of this 12/th/ day of September, 2003, by and between Loomis Sayles Funds II, a Massachusetts business trust (the "Trust"), with respect to its Loomis Sayles Strategic Income Fund series (the "Series"), and Loomis, Sayles & Company, L.P., a Delaware limited partnership (the "Adviser").

                                   WITNESSETH:

         WHEREAS, the Trust and the Adviser wish to enter into an agreement setting forth the terms upon which the Adviser will perform certain services for the Series;

         NOW THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

         1. The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets belonging to the Series and to perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Adviser hereby accepts such employment and agrees, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         2. In carrying out its obligations to manage the investment and reinvestment of the assets belonging to the Series, the Adviser shall:

            (a) obtain and evaluate such economic, statistical and financial data and information and undertake such additional investment research as it shall believe necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series' investment objective and policies;

            (b) take such steps as are necessary to implement the investment policies of the Series by purchase and sale of securities, including the placing of orders for such purchase and sale with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser shall always seek best execution (except to the extent permitted by the next sentence hereof), which is to place the Series' portfolio transactions where it can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a principal market maker in connection with over-the-counter transactions, except when it is believed that best execution is obtainable elsewhere. Subject to such policies, if any, as the Board of Trustees of the Trust may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of

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         having caused the Series to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Series and to other clients of the Adviser as to which the Adviser exercises investment discretion; and

            (c) regularly report to the Board of Trustees with respect to the implementation of the investment policies of the Series.

         3. All activities in connection with the management of the affairs of the Series undertaken by the Adviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees, any duly constituted committee thereof or any officer of the Trust acting pursuant to like authority.

         4. In addition to performing at its expense the obligations set forth in section 2 hereof, the Adviser shall furnish to the Trust at the Adviser's own expense or pay the expenses of the Trust for the following:

            (a) office space in such place or places as may be agreed upon from time to time, and all necessary office supplies, facilities and equipment;

            (b) necessary executive and other personnel for managing the affairs of the Series (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in section 5); and

            (c) compensation, if any, of Trustees of the Trust who are directors, officers, partners or employees of the Adviser or any affiliated person (other than a registered investment company) of the Adviser.

         5. Except as the Adviser may otherwise agree from time to time, nothing in section 4 hereof shall require the Adviser to bear, or to reimburse the Trust for:

            (a) any of the costs of printing and distributing the items referred to in subsection (n) of this section 5;

            (b) any of the costs of preparing, printing and distributing sales literature;

            (c) compensation of Trustees of the Trust who are not directors, officers, partners or employees of the Adviser or of any affiliated person (other than a registered investment company) of the Adviser;

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            (d) registration, filing and other fees in connection with requirements of regulatory authorities;

            (e) the charges and expenses of the custodian appointed by the Trust for custodial, paying agent, transfer agent and plan agent services;

            (f) charges and expenses of independent accountants retained by the Trust;

            (g) charges and expenses of any transfer agents and registrars appointed by the Trust;

            (h) brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

            (i) taxes and fees payable by the Trust to Federal, State or other governmental agencies;

            (j) any cost of certificates representing shares of the Series;

            (k) legal fees and expenses in connection with the affairs of the Trust including registering and qualifying its shares with Federal and State regulatory authorities;

            (l) expenses of meetings of shareholders and Trustees of the Trust;

            (m) interest, including interest on borrowings by the Trust;

            (n) the cost of services, including services of counsel, required in connection with the preparation of the Trust's registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Trust, and notices and proxy solicitation material furnished to shareholders of the Trust or regulatory authorities; and

            (o) the Trust's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

         6. The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

         7. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Trust shall pay the Adviser compensation at the annual percentage rate of 0.65% of the first $200 million of the average daily net assets of the Series and 0.60% over $200 million of such assets, respectively, or such lesser rate as the Adviser may agree to from time to time. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Trust may from

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time to time determine and specify in writing to the Adviser. The Adviser hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

         8. If the total of all ordinary business expenses of the Series or the Trust as a whole (including investment advisory fees but excluding taxes and portfolio brokerage commissions) for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed by any state in which shares of the Series are qualified for sale, the Adviser shall pay any such excess. Solely for purposes of applying such limitations in accordance with the foregoing sentence, the Series and the Trust shall each be deemed to be a separate fund subject to such limitations. Should the applicable state limitation provisions fail to specify how the average net assets of the Trust or belonging to the Series are to be calculated, that figure shall be calculated by reference to the average daily net assets of the Trust or the Series, as the case may be.

         9. It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a partner, shareholder, director, officer, employee or agent of, or be otherwise interested in, the Adviser, any affiliated person of the Adviser, any organization in which the Adviser may have an interest or any organization which may have an interest in the Adviser; that the Adviser, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Partnership Agreement of the Adviser, respectively, or by specific provisions of applicable law.

         10. This Agreement shall become effective as of the date of its execution, and

             (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter only so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval;

             (b) this Agreement may at any time be terminated on sixty days' written notice to the Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

             (c) this Agreement shall automatically terminate in the event of its assignment;

             (d) this Agreement may be terminated by the Adviser on ninety days' written notice to the Trust;

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             (e) if the Adviser requires the Trust or the Series to change its name so as to eliminate all references to the words "Loomis" or "Sayles," then this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

         Termination of this Agreement pursuant to this section 10 shall be without payment of any penalty.

         11. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or the Adviser, cast in person at a meeting called for the purposes of voting on such approval.

         12. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Trust's Agreement and Declaration of Trust and By-Laws as amended from time to time.

         13. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Trust, to any shareholder of the Trust or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                 LOOMIS SAYLES FUNDS II,
                                 on behalf of its Loomis Sayles Strategic Income Fund



                                 By: ________________________
                                 Name:
                                 Title:

                                 LOOMIS, SAYLES & COMPANY, L.P.

                                 By:  LOOMIS, SAYLES & COMPANY, INC.,
                                 its general partner



                                 By: ________________________
                                 Name:
                                 Title:

         A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust's Loomis Sayles Strategic Income Fund series on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.